Exhibit 10.1

Promissory Note

$5,000,000.00
July 25, 2012
New York, New York

FOR VALUE RECEIVED, Vision-Sciences, Inc., a Delaware corporation, the “Borrower”), hereby promises to pay to Lewis C. Pell, an individual (the “Lender”), on or before November 9, 2014 (the “Maturity Date”), in lawful money of the United States of America and in immediately payable funds the sum of Five Million Dollars ($5,000,000.00) or such lesser amount as may be advanced hereunder and remain outstanding, together with interest accrued thereon at a rate of 7.5% per annum on the amount outstanding under this Note until such amount has been paid.  Interest accrued and payable under this Note shall be payable annually or upon repayment of all or any portion of the principal under this Note.  Interest on the Note shall be calculated on the basis of a 30-day month and a 360-day year.

The Lender shall have the right to assign its rights and obligations under this Note at any time.

Borrower shall have the right to prepay the amount outstanding under this Note in whole or in part at any time, without penalty.

On the Maturity Date, all amounts then remaining unpaid on this Note shall be immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notices or demands of any kind, all of which are expressly waived by the Borrower.  The Borrower agrees to pay all costs and expenses, including without limitation attorneys’ fees, incurred in connection with the interpretation or enforcement of this Note.

Lender’s failure at any time to exercise any Lender’s rights under this Note shall not constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date.

 Any principal amount outstanding under this Note may be converted and exchanged prior to the Maturity Date at the election of the Borrower into shares of equity capital stock of the Borrower as part of any future sale of equity capital stock of the Borrower to third parties at the same price and on the same other terms and conditions that such equity capital stock of the Borrower is sold to third parties.   Accrued interest shall not be converted or exchanged pursuant to the preceding sentence but shall be paid as provided elsewhere in this Note.  If the Borrower does not exercise its conversion and exchange right hereunder, then all principal amounts outstanding under this Note shall be paid on or before the Maturity Date.

[Signature on next page.]

Exhibit 10.1
This Note has been executed and delivered in and shall be construed and interpreted in accordance with and governed by the laws of the State of New York.

VISION-SCIENCES, INC.

By:	/s/ Cynthia Ansari
Name: Cynthia Ansari
Title: Chief Executive Officer